Exhibit 99.1

Neiman Marcus, Inc. Reports Fourth Quarter and Fiscal Year 2011 Results

DALLAS--(BUSINESS WIRE)--September 13, 2011--Neiman Marcus, Inc. today reported financial results for both the fourth quarter and fiscal year ended July 30, 2011. For the fourth quarter of fiscal year 2011, the Company reported total revenues of $919.7 million compared to $826.3 million in the prior year. Comparable revenues increased 11.0 percent. Operating earnings for the fourth quarter of fiscal year 2011 were $17.5 million compared to $4.5 million for the fourth quarter of fiscal year 2010.

The Company reported a net loss of $61.4 million for the fourth quarter of fiscal year 2011. Excluding the $42.7 million after-tax loss on debt extinguishment as described below under “Other Items,” the Company’s adjusted net loss for the fourth quarter of fiscal year 2011 was $18.7 million compared to a net loss of $32.8 million in the prior year. EBITDA for the fourth quarter of fiscal year 2011 was $67.5 million compared to $59.8 million in the prior year, an increase of 13 percent.

For fiscal year 2011, the Company reported total revenues of $4.00 billion compared to $3.69 billion in the prior year. Comparable revenues increased 8.1 percent. The Company recorded operating earnings for fiscal year 2011 of $329.7 million compared to $231.8 million for the comparable period a year ago, an increase of 42 percent.

The Company reported net income of $31.6 million for fiscal year 2011. Excluding the $42.7 million after-tax loss on debt extinguishment as described below under “Other Items,” the Company’s adjusted net income for fiscal year 2011 was $74.3 million compared to a net loss of $1.8 million in the prior year. EBITDA for fiscal year 2011 was $524.7 million compared to $446.9 million in the prior year, an increase of 17 percent.

Other Items

The Company incurred a pre-tax loss on debt extinguishment of $70.4 million (or, $42.7 million after-tax) which included 1) costs of $37.9 million related to the tender and redemption of its senior notes and 2) the write-off of $32.5 million of debt issuance costs related to the extinguished debt facilities including its senior secured term loan facility and senior notes. The total loss on debt extinguishment was recorded in the fourth quarter of fiscal year 2011 as a component of interest expense.

A live webcast of the conference call on earnings can be accessed through the Investor Information section of the Neiman Marcus, Inc. website at www.neimanmarcusgroup.com on Tuesday, September 13, 2011 beginning at 9:00 a.m. Central Daylight Time. Following the live broadcast, interested parties may replay the webcast by accessing this website. To access financial information that will be presented during the call, please visit the Investor Information section of the Neiman Marcus, Inc. website at www.neimanmarcusgroup.com.

Non-GAAP Financial Measures. In this press release, the Company's financial results are provided both in accordance with generally accepted accounting principles (GAAP) and using certain non-GAAP financial measures. In particular, the Company presents the non-GAAP financial measures adjusted net (loss) income, which excludes certain charges such as the Company's loss on debt extinguishment, and EBITDA. These results are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help investors’ ability to analyze underlying trends in the Company's business, evaluate its performance relative to other companies in its industry, provide useful information to both management and investors by excluding certain items that may not be indicative of the Company's core operating results and, in the case of EBITDA, help investors to evaluate the Company’s ability to service its debt. In addition, the Company uses EBITDA as a component of the measurement of incentive compensation. These measures should not be considered a substitute for or superior to GAAP results and may vary from others in the industry. For further information related to the Company’s use of EBITDA as a non-GAAP financial measure, see page 9 of this release.

From time to time, the Company may make statements that predict or forecast future events or results, depend on future events for their accuracy or otherwise contain "forward-looking information." These statements are made based on management's expectations and beliefs concerning future events and are not guarantees of future performance.

The Company cautions readers that actual results may differ materially as a result of various factors, some of which are beyond its control, including but not limited to: weakness in domestic and global capital markets and other economic conditions and the impact of such conditions on the Company’s ability to obtain credit; general economic and political conditions or changes in such conditions, including relationships between the United States and the countries from which the Company sources its merchandise; economic, political, social or other events resulting in the short-or long-term disruption in business at the Company’s stores, distribution centers or offices; changes in consumer confidence resulting in a reduction of discretionary spending on goods; changes in the demographic or retail environment; changes in consumer preferences or fashion trends; changes in the Company’s relationships with customers due to, among other things, its failure to provide quality service and competitive loyalty programs, its inability to provide credit pursuant to its proprietary credit card arrangement or its failure to protect customer data or comply with regulations surrounding information security and privacy; the effects of incurring a substantial amount of indebtedness under the Company’s senior secured credit facilities and senior subordinated notes; the ability to refinance the Company’s indebtedness under its senior secured credit facilities and the effects of any refinancing; the effects upon the Company of complying with the covenants contained in its senior secured credit facilities and the indentures governing its senior subordinated notes; restrictions on the terms and conditions of the indebtedness under the Company’s senior secured credit facilities may place on the Company’s ability to respond to changes in its business or to take certain actions; competitive responses to the Company’s loyalty programs, marketing, merchandising and promotional efforts or inventory liquidations by vendors or other retailers; changes in the financial viability of the Company’s competitors; seasonality of the retail business; adverse weather conditions or natural disasters, particularly during peak selling seasons; delays in anticipated store openings and renovations; the Company’s success in enforcing its intellectual property rights; changes in the Company’s relationships with designers, vendors and other sources of merchandise, including adverse changes in their financial viability, cash flows or available sources of funds; delays in receipt of merchandise ordered due to work stoppages or other causes of delay in connection with either the manufacture or shipment of such merchandise; changes in foreign currency exchange or inflation rates; significant increases in paper, printing and postage costs; changes in key management personnel and the Company’s ability to retain key management personnel; changes in the Company’s relationships with certain of its key sales associates and the Company’s ability to retain its key sales associates; changes in government or regulatory requirements increasing the Company’s costs of operations; litigation that may have an adverse effect on the Company’s financial results or reputation; terrorist activities in the United States and elsewhere; the impact of funding requirements related to the Company’s pension plan; the Company’s ability to provide credit to its customers pursuant to its proprietary credit card program arrangement with HSBC, including any future changes in the terms of the such arrangement and/or legislation impacting the extension of credit to its customers; and the design and implementation of new information systems as well as enhancements of existing systems.

These and other factors that may adversely effect the Company’s future performance or financial condition are contained in its Annual Report in Form 10-K and other reports filed with and available from the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

NEIMAN MARCUS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(in thousands)	July 30, 2011	July 31, 2010

ASSETS
Current assets:
Cash and cash equivalents	$321,591	$421,007
Merchandise inventories	839,334	790,516
Other current assets	141,816	148,599
Total current assets	1,302,741	1,360,122

Property and equipment, net	873,199	905,826
Goodwill and intangible assets, net	3,143,140	3,205,688
Other assets	45,689	60,646
Total assets	$5,364,769	$5,532,282

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$291,311	$270,778
Accrued liabilities	370,889	361,456
Other current liabilities	-	30,309
Total current liabilities	662,200	662,543

Long-term liabilities:
Long-term debt	2,681,687	2,879,672
Deferred income taxes	683,908	668,647
Other long-term liabilities	342,677	396,047
Total long-term liabilities	3,708,272	3,944,366

Total shareholders’ equity	994,297	925,373
Total liabilities and shareholders’ equity	$5,364,769	$5,532,282

NEIMAN MARCUS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Thirteen Weeks Ended		Fiscal Year Ended
(in thousands)	July 30, 2011	July 31, 2010	July 30, 2011	July 31, 2010

Revenues	$919,650	$826,338	$4,002,272	$3,692,768
Cost of goods sold including buying and occupancy costs	639,604	570,608	2,589,419	2,419,545
Selling, general and administrative expenses	224,535	208,318	934,177	885,406
Income from credit card program	(12,035)	(12,357)	(46,022)	(59,076)
Depreciation expense	35,012	36,916	132,433	141,839
Amortization of intangible assets	10,607	13,845	44,670	55,381
Amortization of favorable lease commitments	4,470	4,469	17,878	17,878

Operating earnings	17,457	4,539	329,717	231,795

Interest expense, net	115,099	59,349	280,453	237,108

(Loss) earnings before income taxes	(97,642)	(54,810)	49,264	(5,313)

Income tax (benefit) expense	(36,260)	(22,032)	17,641	(3,475)

Net (loss) earnings	$(61,382)	$(32,778)	$31,623	$(1,838)

NEIMAN MARCUS, INC.
OTHER OPERATING DATA
(UNAUDITED)

SEGMENTS:	Thirteen Weeks Ended		Fiscal Year Ended
(dollars in millions)	July 30, 2011	July 31, 2010	July 30, 2011	July 31, 2010

REVENUES:
Specialty Retail Stores	$743.1	$667.3	$3,245.2	$3,010.8
Direct Marketing	176.6	159.0	757.1	682.0
Total	$919.7	$826.3	$4,002.3	$3,692.8

OPERATING EARNINGS:
Specialty Retail Stores	$27.7	$19.6	$341.7	$272.5
Direct Marketing	18.4	21.2	113.0	112.6
Corporate expenses	(12.5)	(15.3)	(59.5)	(58.1)
Other expenses	(1.0)	(2.7)	(3.0)	(21.9)
Amortization of intangible assets and favorable lease commitments	(15.1)	(18.3)	(62.5)	(73.3)
OPERATING EARNINGS	$17.5	$4.5	$329.7	$231.8

Other expenses consists of costs (primarily professional fees and severance) incurred in connection with corporate initiatives and cost reductions.

NEIMAN MARCUS, INC.
OTHER OPERATING DATA
(UNAUDITED)

OTHER DATA:

	Thirteen Weeks Ended		Fiscal Year Ended
(dollars in millions)	July 30, 2011	July 31, 2010	July 30, 2011	July 31, 2010

Capital expenditures	$28.2	$15.6	$94.2	$58.7

Depreciation	$35.0	$36.9	$132.4	$141.8
Amortization of intangibles	$15.1	$18.3	$62.5	$73.3

Rent expense	$21.8	$21.1	$87.6	$85.0

EBITDA	$67.5	$59.8	$524.7	$446.9

NEIMAN MARCUS, INC.
EBITDA - NON-GAAP FINANCIAL MEASURE
(UNAUDITED)

The following table reconciles net (loss) earnings as reflected in the Company’s condensed consolidated statements of operations prepared in accordance with GAAP to EBITDA:

	Thirteen Weeks Ended		Fiscal Year Ended
(dollars in millions)	July 30, 2011	July 31, 2010	July 30, 2011	July 31, 2010

Net (loss) earnings	$(61.4)	$(32.8)	$31.6	$(1.8)
Income tax (benefit) expense	(36.3)	(22.0)	17.7	(3.5)
Interest expense, net	115.1	59.4	280.5	237.1
Depreciation expense	35.0	36.9	132.4	141.8
Amortization of intangible assets and favorable lease commitments	15.1	18.3	62.5	73.3
EBITDA	$67.5	$59.8	$524.7	$446.9

The Company presents the non-GAAP financial measure EBITDA because it uses this measure to monitor and evaluate the performance of its business and believes the presentation of this measure will enhance investors’ ability to analyze trends in its business, evaluate its performance relative to other companies in its industry and evaluate its ability to service its debt. In addition, the Company uses EBITDA as a component of the measurement of incentive compensation.

EBITDA is not a presentation made in accordance with GAAP and this computation may vary from others in the industry. In addition, EBITDA contains some, but not all, adjustments that are taken into account in the calculation of the components of various covenants in the indentures governing the Company’s senior secured asset-based revolving credit facility, senior secured term loan facility and senior subordinated notes. EBITDA should not be considered as an alternative to operating earnings or net (loss) earnings as measures of operating performance or cash flows as measures of liquidity. EBITDA has important limitations as an analytical tool and should not be considered in isolation to, or as a substitute for, analysis of the Company’s results as reported under GAAP. For example, EBITDA does not reflect cash expenditures, or future requirements, for capital expenditures or contractual commitments; does not reflect changes in, or cash requirements for, working capital needs; does not reflect our considerable interest expense, or the cash requirements necessary to service interest or principal payments, on the Company’s debt; excludes tax payments that represent a reduction in cash available; and does not reflect any cash requirements for assets being depreciated and amortized that may have to be replaced in the future.

CONTACT:
Neiman Marcus, Inc.
Stacie Shirley, 214-757-2967
Senior Vice President – Finance and Treasurer
or
Mark Anderson, 214-757-2934
Director – Finance